UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 22, 2012

VERSANT CORPORATION
(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

255 Shoreline Drive, Suite 450

Redwood City, California 94065
(Address of Principal Executive Offices, including Zip Code)

(650) 232-2400
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

(e)	Approval of Acceleration of Restricted Stock Units for Named Executive Officers

On October 22, 2012, the Compensation Committee of the Board of Directors of Versant Corporation (the “Company”) approved the acceleration of the vesting of all outstanding Company restricted stock units (“RSUs”) currently held by Bernhard Woebker, the Company's Chief Executive Officer and President, Jerry Wong, the Company's Vice President, Finance, Secretary and Chief Financial Officer, and Paul McCullugh, the Company's Executive Vice President, Sales and Marketing, effective as of immediately prior to the effective time of the merger of a wholly-owned subsidiary of UNICOM Systems, Inc. (the “Merger Sub”) with and into the Company (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated September 28, 2012 among the Company, UNICOM Systems, Inc. and Merger Sub (the “Merger Agreement”). These RSUs were previously granted under the Company's 2005 Equity Incentive Plan. Under the terms of the Merger Agreement, all vested and outstanding Company RSUs will be cancelled and converted into the right to receive an amount in cash, without interest, equal to $11.50 multiplied by the number of shares of common stock as to which such RSU is vested as of immediately prior to the effective time of the Merger.

If the Merger were consummated as of December 15, 2012, then the value of the acceleration of the RSUs will be up to $115,000 for the RSUs held by Mr. Woebker, up to $58,000 for the RSUs held by Mr. Wong and up to $115,000 for the RSUs held by Mr. McCullugh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: October 26, 2012	By:	/s/ Jerry Wong
Jerry Wong
Chief Financial Officer